Exhibit 99.1

Stepan Reports First Quarter Earnings

Northfield, Illinois, April 21, 2020 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•

Reported net income was $27.5 million, or $1.18 per diluted share versus $25.0 million, or $1.07 per diluted share, in the prior year.  Adjusted net income* was $24.2 million, or $1.04 per diluted share versus $30.6 million, or $1.31 per diluted share, in the prior year.  Reported and adjusted net income were negatively impacted by the previously disclosed Millsdale Plant power outage.  All production lines were fully operational prior to the end of the first quarter.  The Company’s insurance provider has acknowledged this incident is a covered event and the Company is pursuing insurance recovery for incremental supply chain expenses and business interruption.  Excluding this one-time event, our adjusted net income was higher than previous year.

•

Surfactant operating income was $36.2 million versus $37.2 million in the prior year. These results were attributable to strong volumes in the global consumer product end markets driven by increased demand for cleaning and disinfection products as a result of COVID-19, and a $4.2 million operating income improvement in Mexico.  This was fully offset by higher supply chain expenses and lost sales associated with the incident at the Company’s Millsdale facility and lower demand in the agricultural and oil field end markets.  Global Surfactant sales volume decreased 1% versus the prior year.

•

Polymer operating income was $7.5 million versus $12.1 million in the prior year.  This decrease was primarily due to the negative impact of the incident at our Millsdale facility.  Global Polymer sales volume decreased 9% versus the prior year driven by a significant reduction in phthalic anhydride volume.  Global rigid polyol sales volume was flat as growth in North America and China was offset by lower demand in Europe as a result of COVID-19.

•

Specialty Product operating income was $4.0 million versus $3.1 million in the prior year.  This increase was primarily attributable to improved volume and margins within our MCTs product line driven by strong demand and pantry loading in the infant nutrition market, as a result of the COVID-19 outbreak.

•

The Company had negative net debt at quarter-end as cash balances of $254.3 million exceeded total debt of $222.1 million.  The Company has access to a committed $350.0 million revolving credit agreement and has $23.6 million of debt maturity scheduled in 2020. The Company believes it has sufficient liquidity levels to operate in the challenging near term environment.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

“Today we are living in a difficult and uncertain world.  We are all concerned about our health and the health of those we love.  At Stepan, we are fortunate that many of the products we sell contribute to the fight against COVID-19. Our plants are running and most importantly, we have been able to keep our employees safe and healthy.  We want to thank all our employees, customers, suppliers, government agencies and local communities that are helping us maneuver in this challenging environment,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

“Excluding the impact of the Millsdale power outage, the Company had a solid start to the year.  Surfactant operating income, excluding the Millsdale incident, was up significantly.  Global Surfactant sales volume declined 1% due to strong volumes in the global consumer product end markets driven by increased demand for cleaning and disinfection products, as a result of COVID-19, offset by lower demand within our Functional Product end markets.  Mexican operations delivered strong year-over-year earnings growth.  The Polymer business was down primarily due to the Millsdale power outage, impacting mostly our phthalic anhydride business.  Rigid Polyol volume was flat as growth within North America and China was fully offset by lower demand in Europe as a result of COVID-19. Global Specialty Polyols results were up with all regions growing operating income year-over-year.  Our Specialty Product business results were higher due to improved volume and margins within our MCTs product line due to pantry loading and higher demand in the infant nutrition market, as a result of the COVID-19 outbreak.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2020	2019	% Change
Net Sales	$449,987	$489,170	(8)%
Operating Income	$40,004	$29,738	35%
Net Income	$27,545	$24,984	10%
Earnings per Diluted Share	$1.18	$1.07	10%

Adjusted Net Income *	$24,158	$30,636	(21)%
Adjusted Earnings per Diluted Share *	$1.04	$1.31	(21)%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter reported net income includes $2.9 million of after-tax income versus $3.9 million of after-tax expense in the prior year.

•

Cash Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year quarter includes $0.8 million of after-tax income versus $1.2 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year quarter reported net income includes $0.3 million of after-tax decommissioning expense related to the Company’s Canadian plant closure and Germany sulfonation shutdown versus $0.5 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales decreased 8% quarter-over-quarter due to lower selling prices, mainly attributable to the pass-through of lower raw material costs, a 3% decline in global sales volume and the unfavorable impact of foreign currency translation.  The decline in sales volume was predominantly due to the Millsdale plant incident.

Three Months Ended March 31, 2020
Volume	(3)%
Selling Price & Mix	(3)%
Foreign Currency Translation	(2)%
Total	(8)%

Segment Results

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Net Sales
Surfactants	$327,071	$349,650	(6)%
Polymers	$106,491	$120,179	(11)%
Specialty Products	$16,425	$19,341	(15)%
Total Net Sales	$449,987	$489,170	(8)%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2020	2019	% Change
Operating Income
Surfactants	$36,156	$37,167	(3)%
Polymers	$7,516	$12,105	(38)%
Specialty Products	$3,984	$3,131	27%
Segment Operating Income	$47,656	$52,403	(9)%
Corporate Expenses	$(7,652)	$(22,665)	(66)%
Consolidated Operating Income	$40,004	$29,738	35%

Total segment operating income decreased $4.7 million, or 9%, versus the prior year.

•

Surfactant net sales were $327.1 million for the quarter, a 6% decrease versus the prior year.  Selling prices were down 3% primarily due to the pass-through of lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by 2%.  Sales volume was down 1% versus the prior year. Higher demand for products sold into our consumer product end markets, driven by increased demand for cleaning and disinfection products as a result of COVID-19, was offset by lower sales volume to our functional product end markets, principally agricultural and oilfield.  Surfactant operating income decreased $1.0 million versus the prior year primarily due to higher costs and lost sales associated with our Millsdale plant power outage and the negative impact of foreign currency translation.  These items were partially offset by a $4.2 million operating income improvement in Mexico.

•

Polymer net sales were $106.5 million in the quarter, an 11% decrease versus the prior year.  Sales volume decreased 9% in the quarter primarily due to a significant reduction in phthalic anhydride volume due to the Millsdale power outage.  Selling prices declined 1% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 1%. Polymer operating income decreased $4.6 million, or 38%, primarily due to the higher costs and volume shortfalls associated with the Millsdale power outage.  Global Specialty Polyols results were up with all regions growing operating income year-over-year.  Global Rigid volumes were flat with growth in North America and China fully offset by lower demand in Europe, as a result of COVID-19.

•

Specialty Products net sales were $16.4 million for the quarter, a 15% decrease versus prior year.  Sales volume declined 8% for the quarter.  Operating income increased $0.9 million versus the prior year primarily due to improved volume and margins within our MCT product line, driven by strong demand and pantry loading in the infant nutrition segment, as a result of the COVID-19 outbreak.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Total - Corporate Expenses	$7,652	$22,665	(66)%
Less:
Deferred Compensation Expense/(Income)	$(7,323)	$7,473	NA
Business Restructuring Expense	$357	$733	(51)%
Adjusted Corporate Expenses	$14,618	$14,459	1%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring costs, increased $0.2 million, or 1%, for the quarter.  This increase was mostly attributable to higher acquisition-related expenses for the NatSurFact acquisition.

Income Taxes

The Company’s effective tax rate was 22.5% in the first quarter of 2020 versus 19.5% in the first quarter of 2019. The increase was primarily attributable to lower tax benefits derived from stock base compensation awards exercised or distributed in the first quarter of 2020 versus the first quarter of 2019.

Shareholder Return

The Company paid $6.2 million of dividends to shareholders and repurchased $7.2 million of Company stock in the first quarter of 2020.  The Company has 260,605 shares remaining under its Board of Directors’ share repurchase authorization.  The Company has increased its dividend on the Company’s common stock for 52 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level increased $61.1 million versus prior year-end and the net debt ratio increased from -12% to -4%.  The increase in net debt was due to a $61.1 million cash reduction resulting from higher working capital requirements, inclusive of accrued expenses, that are typical for the Company in the first quarter.

($ in millions)	March 31, 2020	December 31, 2019
Net Debt
Total Debt	$222.1	$222.1
Cash	254.3	315.4
Net Debt	$(32.2)	$(93.3)
Equity	866.8	891.8
Net Debt + Equity	$834.6	$798.5
Net Debt / (Net Debt + Equity)	-4%	-12%

The major working capital components were:

($ in millions)	March 31, 2020	December 31, 2019
Net Receivables	$290.6	$276.8
Inventories	198.2	203.6
Accounts Payable	(187.9)	(194.3)
Net Total	$300.9	$286.1

Capital spending was $33.2 million versus $25.7 million in the prior year quarter. For the full year, capital expenditures are expected to be in the range of $100 million to $120 million.

Outlook

“2020 is going to be a difficult year for the world, our country, our industry and Stepan Company.  However, we believe that in the current environment our business is positioned better than most,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.   “With empty store shelves around the world for disinfection and cleaning products, our surfactant volume in the Consumer Products end markets should remain relatively strong.  Falling raw material prices may provide an opportunity for margin improvement.  With dramatically lower oil prices, demand for surfactants within the oil field end-markets will be down.  We anticipate our Agriculture business should approximate last year. Overall, we believe our Surfactant business should remain relatively recession resistant.

Our Polymer business most likely will face a reduction in demand as people defer or cancel re-roofing and new construction projects. We also anticipate higher North American costs due to the Illinois River lock closure scheduled during the second half of 2020.  The long term prospect of this business remains attractive as energy conservation efforts and more stringent building codes should increase demand.

Our Specialty Product business should continue to benefit from higher MCT demand in the infant nutrition market as pantry loading and retail restocking occur. Our flavor and pharmaceutical product sales should be stable for the year.

We have a strong Balance Sheet with significant cash on hand.  We have a $350.0 million revolver which is essentially untapped. Our debt maturity in 2020 is only $23.6 million.  Given our balance sheet and available liquidity, we are well positioned to operate in the challenging near-term environment.  We have paid a dividend for 62 consecutive years and expect to do so in the future. Despite the difficult current environment, we remain optimistic about the future at Stepan Company and our ability to deliver value for our customers and shareholders”.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 21, 2020. The call can be accessed by phone and webcast. Telephone access will be available by dialing 866-394-0807, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor Relations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found at https://stepan.gcs-web.com/static-files/5fb8f458-df94-44ba-9fca-4f1997b4594d

Contact: Luis Rojo 847-446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; disruptions in production or accidents at manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to make acquisitions of suitable candidates and successfully integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel, and; our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2020 and 2019

(Unaudited – ‘000s Omitted)

	Three Months Ended March 31
	2020	2019
Net Sales	$449,987	$489,170
Cost of Sales	370,718	404,561
Gross Profit	79,269	84,609
Operating Expenses:
Selling	13,532	13,969
Administrative	18,872	19,306
Research, Development and Technical Services	13,827	13,390
Deferred Compensation Expense	(7,323)	7,473
	38,908	54,138

Business Restructuring	357	733
Operating Income	40,004	29,738
Other Income (Expense):
Interest, Net	(1,230)	(1,853)
Other, Net	(3,262)	3,145
	(4,492)	1,292

Income Before Income Taxes	35,512	31,030
Provision for Income Taxes	7,973	6,052
Net Income	27,539	24,978
Net Loss Attributable to Noncontrolling Interests	6	6
Net Income Attributable to Stepan Company	$27,545	$24,984
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.20	$1.08
Diluted	$1.18	$1.07
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,023	23,099
Diluted	23,285	23,332

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended March 31
($ in thousands, except per share amounts)	2020	EPS	2019	EPS
Net Income Reported	$27,545	$1.18	$24,984	$1.07

Deferred Compensation (Income) Expense	$(2,858)	$(0.12)	$3,881	$0.17
Business Restructuring	263	$0.01	540	$0.02
Cash Settled Stock Appreciation Rights	(792)	$(0.03)	1,231	$0.05
Adjusted Net Income	$24,158	$1.04	$30,636	$1.31

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of Pre-Tax to After-Tax Adjustments

	Three Months Ended March 31
($ in thousands, except per share amounts)	2020	EPS	2019	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(3,760)		$5,106
Business Restructuring	357		733
Cash Settled Stock Appreciation Rights	(1,042)		1,620
Total Pre-Tax Adjustments	$(4,445)		$7,459
Cumulative Tax Effect on Adjustments	$1,058		$(1,807)
After-Tax Adjustments	$(3,387)	$(0.14)	$5,652	$0.24

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $3.8 million of income versus $5.1 million of expense in the prior year.  The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2020	2019
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$88.46	$102.44	$97.06	$91.91	$87.52

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2020	2019
Deferred Compensation
Operating Income (Expense)	$7,323	$(7,473)
Other, net – Mutual Fund Gain (Loss)	(3,563)	2,367
Total Pre-Tax	$3,760	$(5,106)
Total After Tax	$2,858	$(3,881)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three-month period ending March 31, 2020 as compared to 2019:

($ in millions)	Three Months Ended March 31		Change	Decrease Due to Foreign Currency Translation
	2020	2019
Net Sales	$450.0	$489.2	$(39.2)	$(8.2)
Gross Profit	79.3	84.6	(5.3)	(1.4)
Operating Income	40.0	29.7	10.3	(0.8)
Pretax Income	35.5	31.0	4.5	(0.8)

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2020 and December 31, 2019

	March 31, 2020	December 31, 2019
ASSETS
Current Assets	$768,544	$818,789
Property, Plant & Equipment, Net	627,542	639,317
Other Assets	110,214	121,261
Total Assets	$1,506,300	$1,579,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$310,158	$339,114
Deferred Income Taxes	23,133	23,391
Long-term Debt	198,566	198,532
Other Non-current Liabilities	106,971	125,834
Total Stepan Company Stockholders’ Equity	866,778	891,783
Noncontrolling Interest	694	713
Total Liabilities and Stockholders’ Equity	$1,506,300	$1,579,367